Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of (i) our report dated January 19, 2011 with respect to the statement of revenues and certain operating expenses of The Gardens at Hillsboro Village for the year ended December 31, 2009; and (ii) our report dated January 19, 2011 with respect to the statement of revenues and certain operating expenses of St. Andrews Apartments (now known as Estates at Perimeter) for the year ended December 31, 2009, all incorporated by reference into Amendment No. 1 to the Registration Statement (Form S-11 No. 333-184006) and related Prospectus of Bluerock Multifamily Growth REIT, Inc. for the registration of its common stock.

/s/Freedman & Goldberg, CPA’s, P.C.

Farmington Hills, MI

April 25, 2013